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                                                                   Exhibit 99.1
Contact:   Zonagen
           Joseph Podolski
           (281) 719-3447

            ZONAGEN ANNOUNCES PLAN TO REVIEW STRATEGIC ALTERNATIVES
                          AND REDUCE CASH EXPENDITURES

The Woodlands, TX, July 27, 2000 - Zonagen, Inc. (NASDAQ: ZONA; Pacific ZNG) today announced that Deutsche Banc Alex. Brown has been engaged to review strategic alternatives for redeploying its assets.

           "The most recent delays in the regulatory approval process of VASOMAX(TM) have caused Zonagen's Board to actively pursue strategic alternatives that will maximize shareholder value in the near term," commented Martin P. Sutter, Chairman of the Board. He further noted, "While we feel that the Company's technology portfolio has promising potential, the uncertainties surrounding the VASOMAX(TM) regulatory process lead us to seek to diversify the risks of our product development programs, while retaining a substantial portion of the upside potential of VASOMAX(TM). We expect to accomplish this objective by finding a business combination that will allow us to redeploy a significant portion of our approximately $34.0 million in cash into other development programs that will diversify Zonagen's investors' opportunities to realize meaningful returns. To preserve cash and to maximize the impact of this decision, the Board has instructed management to immediately implement a cost reduction program involving a significant headcount reduction and other major cost cutting measures."

           The Company's Board of Directors has made the decision to review strategic alternatives as a result of the previously announced delays associated with the Company's lead product VASOMAX(TM). At the same time, the Board has elected to reduce cash expenditures and conserve resources as part of the redeployment strategy. Accordingly, Zonagen will pare headcount to the minimum required to maintain existing technologies and commitments during this transitional period. As a result of this decision, more than one-half of the Company's employees will be laid-off immediately, leaving approximately 13 fulltime employees including Joseph S. Podolski, President and CEO.

           Zonagen, Inc. is engaged in the development of pharmaceutical products for the reproductive system, including sexual dysfunction, urology, contraception, and infertility.

           A copy of this press release may be obtained via facsimile by dialing 1-888-329-0920 or via the Internet by accessing www.zonagen.com.

           Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to those relating to the company's early stage of development, clinical trial results and the uncertainty of obtaining FDA approval in the U.S. and approval of regulatory authorities in other jurisdictions, substantial dependence on one product, history of operating losses, future capital needs and uncertainty of additional funding, ability to protect patents and proprietary technology, litigation, governmental regulation, limited sales and marketing experience and dependence on collaborators, limited manufacturing capabilities and reliance on third parties, competition and technological change, product liability and availability of insurance and other risks identified in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission.